EXHIBIT 21.1

REFOCUS GROUP, INC.

SUBSIDIARIES OF THE CORPORATION

AS OF MARCH 25, 2003

All subsidiaries are 100% owned:

Presby Corp (Delaware)

PC Lens Corp (Delaware)

Presby Corp Europe – PRL (Belgium)